Exhibit 10.18

LOAN AGREEMENT

Between

THE CITY OF SPRINGFIELD, OHIO

and

EAGLEWOOD PROPERTY HOLDINGS, LLC

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Relating to:

The City of Springfield, Ohio
$7,230,000
First Mortgage Revenue Bonds, Series 2012
(Eaglewood Property Holdings, LLC Project)

Consisting of:

$6,610,000 First Mortgage Revenue Bonds, Tax Exempt Series 2012A	$620,000 First Mortgage Revenue Bonds, Taxable Series 2012B

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DATED AS OF:

April12, 2012

The rights and the interest of The City of Springfield, Ohio in this Loan Agreement have been assigned to BOKF, NA dba Bank of Oklahoma, Trustee (except Unassigned Issuer’s Rights)

TABLE OF CONTENTS

(This Table of Contents is not a part of the Loan Agreement but is for convenience of reference only.)

LOAN AGREEMENT

THIS LOAN AGREEMENT made and entered into as of April 12, 2012, between The City of Springfield, Ohio, a municipal corporation and political subdivision, duly created and existing under THE Springfield City Charter and the Constitution and statues of the State of Ohio (the “Issuer”), and Eaglewood Property Holdings, LLC, a Georgia limited liability company (the “Borrower”), under the following circumstances summarized in the following recitals (the capitalized terms not defined in the recitals being used therein as defined or provided in Article I hereof):

WITNESSETH:

WHEREAS, pursuant to the provisions of the Act, the Issuer may issue revenue bonds to provide funds to assist in providing financing for assisted living facilities that qualify as housing facilities; and

WHEREAS, at the request of the Borrower, pursuant to the Act, the Issuer proposes to issue its Series 2012 Bonds and to apply the proceeds thereof to finance of the Project (hereinafter defined) for the Borrower pursuant to this Loan Agreement;

NOW THEREFORE, in consideration of the premises and the mutual representations and agreements hereinafter contained, the Issuer and the Borrower agrees as follows (provided that any obligation of the Issuer created by or arising out of this Loan Agreement shall never constitute a general debt of the Issuer or give rise to any pecuniary liability of the Issuer, or any agent, officer or employee of the Issuer, but shall be payable solely out of Revenues and the Trust Funds):

ARTICLE IDEFINITIONS

Section 1.1. Use of Defined Terms. Unless the context or use indicates another or different meaning, those words and terms not expressly defined herein and used herein with initial capitalization where rules of grammar do not otherwise require capitalization, or which are otherwise defined terms under the Indenture, as hereinafter defined, shall have the meanings assigned to them in the Indenture. In addition, the words and terms set forth in Section 1.2 hereof shall have the meanings set forth therein unless the context or use clearly indicates another meaning or intent Section 1.2.

Additional Definitions. As used herein:

“Bond Redemption Date” means any date upon which Series 2012 Bonds shall be redeemed or prepaid pursuant to the Indenture.

“Bond Service Charges” means, for any time period or with respect to any date, the principal of, premium, if any, and interest on all Series 2012 Bonds for that period or payable on that date, whether due at maturity or upon acceleration or redemption.

“Days Cash on Hand” means the number determined as of the last day of each fiscal quarter of the Borrower by (A) multiplying (i) the number of days in such fiscal quarter by (ii) the amount of cash and cash equivalents (determined by reference to the Borrower’s financial statements for each such date), and (B) dividing the amount determined in clause (A) by an amount equal to the total operating expense of the Facility for such fiscal quarter, less any bad debts to the extent included in such operating expenses and all depreciation and amortization attributed to the Facility for such fiscal quarter;

“Debt Service Coverage Ratio” has the meaning attributed thereto in Section 5.17 of this Loan Agreement”.

“Event of Default” means any of the events described as an Event of Default in Section 8.1 hereof.

“Force Majeure” means any of the causes, circumstances or events described as constituting Force Majeure in Section 8.1 hereof.

“Guarantor” means Adcare Health Systems, Inc., an Ohio corporation.

“Guaranty Agreement” means that certain Guaranty Agreement, dated as of April 12, 2012, pursuant to which the Guarantor has agreed to guarantee the prompt payment, as and when due, of the Borrower’s obligations under the terms of this Loan Agreement.

“Indenture” means the Trust Indenture, dated as of even date herewith, between the Issuer and the Trustee, as amended or supplemented from time to time.

“Issuer” means The City of Springfield, Ohio.

“Loan Agreement” means this Loan Agreement, as it now exists and as it may hereafter be amended pursuant to the terms of the Indenture.

“Loan Documents” means this Loan Agreement, the Mortgage, the Guaranty Agreement and all other documents executed by the Borrower in connection with the issuance of the Series 2012 Bonds.

“Management Consultant” means any regionally recognized firm of public accountants possessing significant management consulting experience with respect to assisted living facilities reasonably satisfactory to the Trustee.

“Marketing Consultant” means any nationally or regionally recognized firm of independent consultants possessing significant marketing consulting experience with respect to facilities.

“Mortgage” means that certain Open-End Mortgage, Assignment of Lease and Rents and Security Agreement, dated as of April 12, 2012, executed by the Borrower.

“Mortgaged Property” means property subject to the lien of the Mortgage.

“Project” means (1) the acquisition of the 80-unit assisted living facility located at 3001 Middle Urbana Road in Springfield, Ohio with a twenty percent (20%) set aside for low to moderate income earners; (2) the funding of various trust funds, including the Debt Service Reserve Fund, with the Trustee; and (3) the payment of certain costs related to the issuance of the Series 2012 Bonds.

“Project Cost Statement” means the detailed projection of all costs and expenses required to finance the Project.

“Project Costs” means:

(a)             Costs incurred directly or indirectly for or in connection with the acquisition of the Project Site and project Facilities, including costs incurred in respect of the Project for preliminary planning and studies; architectural, legal, engineering, accounting, consulting, development, supervisory and other services; land, labor, services and materials; and recording of documents and title work.

(b)             Financial, legal, accounting, printing and engraving fees, charges and expenses, and all other such fees, charges and expenses incurred in connection with the authorization, sale, issuance and delivery of the applicable Series 2012 Bonds, including, without limitation, the fees and expenses of the Issuer and the fees and expenses of the Trustee, the Paying Agent, the Registrar and the Authenticating Agent properly incurred under the Indenture.

(c)             Any other costs, expenses, fees and charges properly chargeable to the cost of the Project.

“Project Facilities” means the facilities described in Exhibit A hereto together with any additions, modifications and substitutions to those facilities.

“Project Site” means the real estate and interests in real estate constituting the site of the Project, as described in Exhibit B hereto.

“Revenue Fund” means the Revenue Fund created in Section 5.01 of the Indenture and referred to in Section 5.5 of the Indenture.

“Tax Regulatory Agreement” means the Borrower’s Tax and Non-Arbitrage Certificate, dated April 12, 2012.

“Title Insurer” means Chicago Title Insurance Company, or such other title insurance company, as may be selected by the Borrower and acceptable to the Issuer and the Trustee.

“Title Policy” means a paid ALTA Loan Policy insuring the lien of the Mortgage in form and substance as required by Section 3.8 hereof, issued by the Title Insurer.

“Units” means the 80 assisted living units comprising the Project Facilities.

“Used Property” means that property described in Section 2.2(aa) (v) hereof.

Section 1.3. Interpretation. The rules of interpretation specified in Section 1.02 of the Indenture will also apply to this Loan Agreement.

Section 1.4. Captions and Headings. The captions and headings in this Loan Agreement are solely for convenience of reference and in no way define, limit or describe the scope or intent of any Articles, Sections, subsections, paragraphs, subparagraphs or clauses hereof.

(End of Article I)

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of the Issuer. The Issuer represents that as of the Closing Date for the Series 2012 Bonds the following shall be true: (a) it is a municipal corporation and political subdivision duly created and existing under the constitution and laws of the State of Ohio; (b) it has duly accomplished all conditions necessary to be accomplished by it prior to the issuance and delivery of the applicable Series 2012 Bonds and the execution and delivery of the Issuer Documents; (c) it is not in violation of or in conflict with any provisions of the laws of the State which would impair its ability to carry out its obligations contained in the Issuer Documents; (d) it is empowered to enter into the transactions contemplated by the Issuer Documents; (e) it has duly authorized the execution, delivery and performance of the Issuer Documents; and (f) it will do all things in its power in order to maintain its existence or assure the assumption of its obligations under the Issuer Documents by any successor entity.

Section 2.2. Representations and Warranties of the Borrower. The Borrower represents and/or covenants, as applicable, that as of the Closing Date for the Series 2012 Bonds the following shall be true:

(a)           The Borrower is a limited liability company duly organized and validly existing under the laws of the state of its organization, and is duly qualified to do business in the State.

(b)           The Borrower has full power and authority to conduct its business as presently conducted, to own and operate the Project Facilities (or to participate in the ownership and operation of the Project as contemplated hereby), to enter into the Loan Documents and to perform all duties and obligations of the Borrower under the Loan Documents. Such execution and performance have been duly authorized by all necessary approvals, whether partnership, corporate or otherwise.

(c)           The Loan Documents constitute the duly authorized, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms (except to the extent that enforceability may be affected or limited by applicable bankruptcy, insolvency and other similar debtor relief laws affecting the enforcement of creditor’s rights generally or the availability of equitable remedies).

(d)           The execution, delivery and performance of the Loan Documents, and the construction, occupancy and use of the Project will not (i) violate any provisions of law, including any Federal tax or securities laws or State securities laws or any applicable rule, regulation, order, writ, injunction or decree of any court or governmental authority, or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions or provisions of the organizational documents of the Borrower or any indenture, mortgage, deed of trust, instrument, document, agreement or contract of such kind to which the Borrower is a party or to or by which the Borrower or its properties may be subject or bound.

(e)           The Borrower has no knowledge of any condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) which could adversely affect the validity or priority of the liens and security interests granted, or intended to be granted, under the Loan Documents, or which could adversely affect the ability of the Borrower to complete, and operate the Project Facilities as contemplated hereby, or which could have a material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents, or which would constitute an event of default under any of the Loan Documents, or which would constitute such an event of default with the giving of notice or lapse of time or both.

The acquisition and the present and contemplated use and occupancy of the Project Facilities do not violate or conflict with any applicable law, statute, ordinance, rule, regulations, order or decree of any kind now in existence, including without limitation, zoning, building, environmental, land use, noise abatement, occupational health and safety, or other laws, or any building permit or license, or any condition, grant, easement, covenant, condition or restriction, whether recorded or known to Borrower.

(g)           All pro forma financial statements submitted by the Borrower to the Issuer, the Trustee or the Underwriter which purport to show future financial results of the Borrower and the Project are a fair and reasonable forecast of future operations based upon facts known as of the date of such pro forma statements.

(h)           Subject only to payment of fees reflected in the Project Cost Statement, all utility and municipal services required for the construction, occupancy, operation and use of the Project, including, but not limited to, water supply, storm and sanitary sewage disposal systems, gas, electric and telephone facilities are available for use from tap-ons at the boundaries of the Project Site over dedicated and accepted public rights-of-way abutting the Project Site or over valid and perpetual easements of record from the applicable utility companies or municipalities to connect the Project into each of said services and the Borrower knows of no facts which would prevent or impair the availability of such utility and municipal services when required.

(i)            All governmental permits and licenses required by applicable law to occupy, operate and use the Project Facilities have been issued and are in full force.

(j)            The storm and sanitary sewage disposal systems, water system and all mechanical systems of the Project as to which the Borrower has control do comply with all applicable environmental, pollution control and ecological laws, ordinances, rules and regulations. If applicable, the applicable environmental protection agency, pollution control board and/or other governmental agencies having jurisdiction of the Project Site and Project Facilities have issued their permits for the construction, tap-on and operation of those systems or, if the present state of the Project does not allow such issuance, but such issuance will ultimately be required, the Borrower knows of no facts which would prevent such issuance.

(k)          All utility, parking, access (including curb-cut and highway access), construction, recreational and other permits and easements required for the construction and use of the Project have been granted and issued or the Borrower knows of no facts which would prevent issuance as required.

(l)           The Project Facilities do not encroach upon any building line, set-back line, sideyard line, or other recorded or visible easement (or other easement of which the Borrower is aware or has reason to believe may exist) which exists with respect to the Project Site except as approved by the Issuer.

(m)          There are no, tenancies, licenses or agreements for use of any part of the Project Facilities other than as specifically included in the Permitted Encumbrances.

(n)           The Borrower has no knowledge of any pending or proposed governmental action which would impair or delay the operation or value of the Project Facilities or result in a special assessment against the Project Site or Project Facilities.

(o)           The Borrower shall not commit or suffer waste or negligence on the Project Site.

(p)           All executed agreements, contracts and applications submitted by the Borrower to the Issuer in connection with any of the financing documents are true and complete copies of the original agreements, contracts and/or applications which they represent.

(q)           The Project Facilities will at all times be operated and managed in compliance with the regulations of any applicable public building codes and the Land Use Restriction Agreement.  The Borrower will administer, maintain and operate the Project Facilities under the Act and in accordance with the terms of this Agreement for the service of the general public, without discrimination by reason of race, creed, color or national origin.

(r)            The provision of financial assistance to be made available to it under this Loan Agreement and the commitments therefor made by the Issuer have induced the Borrower to undertake the Project.

(s)           The Project Site is located entirely within the boundaries of The City of Springfield, Ohio.

(t)            No officer or other official of the Issuer has any interest whatsoever in the Project or the Borrower or in the transactions contemplated by this Loan Agreement.  The Borrower acknowledges, represents and warrants that it understands the nature and structure of the transactions relating to the financing of the Project; that it is familiar with the provisions of all the documents and instruments relating to such financing to which it or the Issuer is a party or of which it is a beneficiary; that it understands the risks inherent in such transactions including without limitation the risk of loss of the Project; and that it has not relied on the Issuer for any guidance or expertise in analyzing the financial or other consequences of such financing transactions or otherwise relied on the Issuer in any manner except to issue the Series 2012 Bonds in order to provide funds for the acquisition of the Project.

(u)           The Borrower acknowledges, represents and warrants that it understands the nature and structure of the transaction relating to the financing of the Project; that is familiar with the provisions of all the documents and instruments relating to such financing to which it or the Issuer is a party or of which it is a beneficiary; that it understands the risks inherent in such transaction including without limitation the risk of loss of the Project; and that it has not relied on the Issuer for any guidance or expertise in analyzing the financial or other consequences of such financing transaction or otherwise relied on the Issuer in any manner except to issue the Series 2012 Bonds in order to provide funds for the Project.

(v)           Neither the Borrower nor any related person thereto shall acquire any Series 2012 Bonds in any amount.

(w)          Operation of Facility.  The Borrower intends to operate the Project Facilities, or cause the same to be operated so as to comply with the requirements of the applicable provisions of Section 142 of the Code.

(x)            Nature of Facility.  All property acquired with the net proceeds of the sale of the Series 2012 Bonds will be used to acquire land or property of a character subject to the allowance for depreciation under Section 167 of the Code and such costs representing proceeds so used are properly chargeable to a capital account of the Borrower for Federal income tax purposes or would be so chargeable either with a proper election by the Borrower or but for a proper election by the Borrower to deduct the costs.

(y)           I.R.S. Form 8038 Information.  The information furnished by the Borrower and used by the Issuer in preparing I.R.S. Form 8038, “Information Return for Private Activity Bond Issues,” which shall be filed by or on behalf of the Issuer with the Internal Revenue Service Center in Ogden, Utah, pursuant to Section 149 of the Code, was true and complete as of the date of filing thereof.

(z)           Limitation on Maturity.  The weighted average maturity of the Series 2012A Bonds does not exceed the weighted average estimated economic life of the components comprising the Facility by more than 20%, determined pursuant to Section 147(b) of the Code.

(aa)         Restrictions on Financing and Operation of Certain Facilities.  At no time will:

(i)          more than 25% of the net proceeds of the sale of the Series 2012A Bonds be used to provide a facility the primary purpose of which is automobile sales or service; or

(ii)  any portion of the net proceeds of the sale of the Series 2012A Bonds be used to provide the following:  any private or commercial golf course, country club, massage parlor, tennis club, skating facility (including roller skating, skateboard and ice skating), racquet sports facility (including any handball or racquetball court), hot tub facility, suntan facility or racetrack; or

(iii)  any portion of the net proceeds of the sale of the Series 2012A Bonds be used to provide any airplane, skybox or other private luxury box, any health club facility, any facility primarily used for gambling, or any store the principal business of which is the sale of alcoholic beverages for consumption off premises; or

(iv)  any portion of the net proceeds of the sale of the Series 2012A Bonds be used (directly or indirectly) for the acquisition of land (or an interest therein) to be used for farming purposes, or 25% or more of the net proceeds of the sale of the Series 2012A Bonds be used (directly or indirectly) for the acquisition of land other than land to be used for farming purposes; or

(v)  any portion of the net proceeds of the sale of the Series 2012A Bonds be used for the acquisition of any property the first use of which property is not pursuant to such acquisition (the “Used Property”), except with respect to any building (and the equipment therefor) if the completion expenditures with respect to such building equal or exceed 15% of the portion of the cost of acquiring such building (and equipment) financed with the proceeds of the Series 2012A Bonds; or

(vi)  the Facility be operated as a facility the primary purpose of which causes the Facility to constitute a prohibited facility within the meaning of Section 103(b) of the Code or fail to be a “project” under the Act.

(bb)         Aggregation of Issues for Single Project.  The Project Facilities are not a part of a single building, an enclosed shopping mall or a strip of offices, stores or warehouses using substantial common facilities, and with respect to which any other bonds, notes or other obligations have been or will be issued under Section 103(b) of the Code.

(cc)         Tax- Exempt Status of the Series 2012A Bonds.  Borrower hereby represents, warrants and agrees that the Borrower’s Non-Arbitrage Certificate executed and delivered by the Borrower concurrently with the issuance and delivery of the Series 2012A Bonds is true, accurate and complete in all material respects as of the date on which executed and delivered.

(dd)         Use and Operation of the Project Facilities.  The Borrower agrees that it shall use, maintain and operate, or cause to be used, maintained and operated, the Project Facilities on a nonsectarian basis and consistently with the Borrower’s obligations imposed under this Loan Agreement and the Act.

Section 2.3. Borrower Not to Adversely Affect Exclusion of Interest on Series 2012A Bonds from Gross Income for Federal Income Tax Purposes.

(a) Notwithstanding anything herein to the contrary, the Borrower, for the benefit of the Issuer and the Holders, hereby covenants and represents that it has taken and caused to be taken and shall make and take and cause to be made and taken all actions that may be required of it and, to the extent it can do so, the Issuer for the interest on the Series 2012A Bonds to be and remain excluded from the gross income of the Holders for federal income tax purposes, and that it has not taken or permitted to be taken on its behalf, and covenants that it shall not make or take, or permit to be made or taken on its behalf, any action which, if taken, would adversely affect such exclusion under the provisions of the Code.

(b) Without limiting the generality of the foregoing, the Borrower has entered into and will comply with the terms of the Non-Arbitrage Certificate and the Land Use Restriction Agreement and agrees that it will file of record such documents and take any other steps as are necessary, as required under the Land Use Restriction Agreement, in the opinion of Bond Counsel, in order to ensure that the requirements and restrictions set forth in the Land Use Restriction Agreement will be binding upon all owners of the Project, including, but not limited to, the execution and recordation of the Land Use Restriction Agreement and the re-recording of such document if required under the laws of the State to continue its effectiveness. As required under the Land Use Restriction Agreement, the Borrower hereby covenants to include such requirements and restrictions in any documents transferring any interest in the Project to another to the end that such transferee has notice of, and is bound by, such restrictions and to obtain the agreement from any transferee to so abide.

Without limiting the generality of the foregoing, the Borrower has entered into and will comply with the terms of the Tax Regulatory Agreement.

(c)           The Borrower covenants and agrees that it will expend, during the period from  April 12, 2012, through April 11, 2014, an amount of its own funds equal to or in excess of 15% of the portion of the cost of acquiring the Used Property with proceeds of the Series 2012A Bonds in rehabilitation of Project Facilities.

(End of Article II)

ARTICLE III

ACQUISITION BY THE BORROWER OF THE PROJECT SITE AND PROJECT FACILITIES; ISSUANCE OF SERIES 2012 BONDS

Section 3.1. Acquisition of the Project Site and Project Facilities. The Issuer (a) has financed the acquisition of the Project Site and Project Facilities for the benefit of the Borrower through the issuance of the Series 2012 Bonds and a loan of the proceeds of the Series 2012 Bonds to the Borrower and shall pay when due all fees, costs and expenses incurred in connection with that acquisition from funds made available therefor in accordance with this Loan Agreement or otherwise and not out of Issuer’s municipal funds, and (b) the Borrower shall ask, demand, sue for, levy, recover and receive all those sums of money, debts and other demands whatsoever which may be due, owing and payable under the terms of any contract, order, receipt, writing and instruction in connection with such the acquisition, and shall enforce the provisions of any contract, agreement, obligation, bond or other performance security with respect thereto.

Section 3.2. Issuance of the Series 2012 Bonds, Use of Proceeds.

(a)           To provide funds to assist in paying Project Costs, the Issuer will issue, sell and deliver the Series 2012 Bonds to or at the direction of the Underwriter and hereby agrees to lend the entire proceeds therefrom to finance the Project upon the terms and conditions herein provided for the benefit of the Borrower.

(b)           The Series 2012 Bonds will be issued pursuant to the Indenture in the aggregate principal amount, will bear interest, will mature and will be subject to redemption as set forth therein. The Borrower hereby approves the terms and conditions of the Indenture and the Series 2012 Bonds, and the terms and conditions under which the Series 2012 Bonds will be issued, sold and delivered and will comply with those provisions of the Indenture that contemplate action by the Borrower, all as if the Borrower were a party to the Indenture.

(c)           Proceeds from the sale of Series 2012 Bonds shall be applied as provided in Section 5.02 of the Indenture.

(d)           The Issuer will not be obligated to cause the issuance of the Series 2012 Bonds or to loan the proceeds of the Series 2012B to the Borrower until the conditions for delivery of the Series 2012 Bonds set forth in Section 2.03 of the Indenture are satisfied and the Borrower has provided each of the following in form and substance satisfactory to the Underwriter:

(i)            certificates of insurance evidencing the policies, coverages and endorsements required by this Loan Agreement or required to be provided by the Borrower , all of which policies will name the Trustee and the Issuer as additional insureds thereunder;

(ii)           environmental report concerning the Project Site;

(iii)          the Title Policy;

(iv)          copies of all documents affecting or encumbering the Project;

(v)           certified survey of the Project Site;

(vi)          flood hazard certifications with respect to the Project (which may be included upon the survey);

(vii)         an opinion of counsel to the Borrower regarding the due formation and existence of the Loan, due authorization, execution and delivery, and enforceability, of the Loan Documents, certain legal matters regarding the Project and such other matters as may be reasonably required by the Trustee, the Underwriter, the Issuer or Bond Counsel;

(viii)        payment to the Trustee by the Underwriter for the Series 2012 Bonds shall conclusively be deemed to constitute approval by the Underwriter of the sufficiency of each of the foregoing documents in the absence of fraud or material misrepresentation; and

(ix)          such other documents or information deemed necessary or desirable by the Issuer to better evidence, secure, evaluate or assure the obligations of the Borrower and the Guarantor.

Section 3.3. Disbursements from the Project Fund.

(a)           Any disbursements shall be subject to the provisions of this Section and the representations and covenants in the Tax Regulatory Agreement.

(b)           Disbursements from the Project Fund shall be made only to or upon the order of the Borrower to pay Project Costs with respect to the Project.

(c)           Disbursements from the Project Fund shall be made within five (5) Business Days after receipt by the Trustee of a completed and executed Requisition, substantially in the form of Exhibit C hereto, together with all additional documents and certifications required pursuant to such Requisition with respect to each proposed disbursement for Project Costs.

(d)         Disbursements shall be for amounts equal to the total value of all disbursement requests which satisfy paragraph (b) of this Section

(e)         The Trustee shall have no duty or obligation to review or approve the Requisition other than to confirm that the Requisition is in proper form and signed by the Authorized Borrower Representative, and the Trustee shall be without any liability to any Person for making any disbursement pursuant to a Requisition in proper form and containing the signatures of such authorized representatives. Any disbursement for any item not described in, or the cost for which item is other than as described in, the information statement filed by the Issuer in connection with the issuance of the Series 2012A Bonds as required by Section 149(e) of the Code, shall be accompanied by a certification from the Borrower that the average reasonably expected economic life of the facilities being financed by the Series 2012A Bonds is not less than 5/6ths of the average maturity of the Series 2012A Bonds or, if such certificate is not presented with the Requisition, by an opinion of Bond Counsel to the effect that such disbursement will not result in the interest on the Series 2012A Bonds becoming includable in gross income for Federal income tax purposes.  The Trustee shall have no duty or obligation to determined whether or not such certification or opinion is required by this Section 3.3(e).

(f)          The Trustee may make any or all advances directly to the Borrower and/or to the Borrower’s direction, and the execution of this Agreement by the Borrower will, and hereby does, constitute an irrevocable authorization to so advance the proceeds of the Series 2012 Bonds.

(g)         No advance hereunder will constitute a waiver of any of the conditions or any further advances nor, in the event the Borrower is unable to satisfy any such condition, will any such waiver have the effect of precluding the Trustee from thereafter declaring such inability to be an Event of Default.

(h)         The Issuer and the Trustee and their agents or representatives will have the right but not the obligation at any time and from time to time to enter upon the Project Site for purposes of inspection.

(i)          Any moneys in the Project Fund remaining immediately after the payment, or provision for payment, in full of the Project Costs, at the direction of the Authorized Borrower Representative, promptly shall be, except as otherwise provided in Section 5.05(b) of the Indenture,

(i)            transferred to the Bond Fund and used to redeem Series 2012A Bonds pursuant to Article IV of the Indenture;

(ii)           used to acquire, install and equip such additional real or personal property in connection with the Project as is designated by the Authorized Borrower Representative and the acquisition of which will be permitted under the Act, provided that any such use shall be accompanied by a certificate from the Borrower that the average reasonably expected economic life of such additional property, together with the other property theretofore acquired with the proceeds of the Series 2012A Bonds, will not be less than 5/6ths of the average maturity of the Series 2012A Bonds;

(iii)          used for the purchase of Series 2012A Bonds in the open market for the purpose of cancellation; or

(iv)          used to accomplish a combination of the foregoing as is provided in the aforesaid direction.

(j) Notwithstanding any provision to the contrary, any amounts remaining in the Project Fund three (3) calendar years after the Closing Date shall be transferred to the Bond Fund and used to redeem Series 2012A Bonds in accordance with Article IV of the Indenture, unless, on or before the fortieth day prior to the end of such three-year period: a Determination of Taxability with respect to the Series 2012A Bonds shall have occurred; or

(i)            the Borrower delivers to the Trustee written instructions for the investment of the proceeds of the Series 2012A Bonds subsequent to such three-year period, together with an opinion of Bond Counsel to the effect that, upon compliance with such instructions, the investment of the funds in the Project Fund will not result in the interest on any Series 2012A Bonds becoming includable in the gross income of the Holders thereof for Federal income tax purposes.

Section 3.4. Borrower Required to Pay Costs in Event Project Fund Insufficient. The Borrower will in all cases complete the Project Facilities and pay all Project Costs from either the Project Fund, its own funds, or a combination thereof.  The Issuer makes no express or implied warranty that the moneys deposited in the Project Fund and available for payment of the Project Costs under the provisions of this Loan Agreement will be sufficient to pay all the amounts which may be incurred for such Project Costs. The Borrower shall not be entitled to any reimbursement for any such additional Project Costs from the Issuer, the Trustee or any Holder; nor shall it be entitled to any abatement, diminution or postponement of the Loan Payments.

Section 3.5. Title Insurance. The Borrower shall provide a Title Policy issued by the Title Insurer, naming the Trustee as the insured, in an amount not less than the principal amount of the Series 2012 Bonds, identifying the Borrower as the fee simple owner of the Project Site and insuring the Mortgage as a valid lien upon the Project, subject to no exceptions other than Permitted Encumbrances. The Title Policy shall insure over all general exceptions and shall include the following endorsements in form and substance satisfactory to the Trustee: (i) an endorsement over liens of mechanics, materialmen, laborers and any other parties who might claim statutory or common law liens for all labor, materials and services provided through the date of the policy, (ii) an unconditional Comprehensive Endorsement No. 100, (iii) a usury endorsement (unless such matters are addressed in an opinion of counsel) and (iv) such other endorsements to the extent customary and commercially available and affirmative assurances as the Trustee deems reasonable, necessary or advisable. The Title Policy must contain (i) no survey exceptions other than those that are approved at closing, are not material and are acceptable to the Issuer and the Trustee; and (ii) no exception to title indicating that the Project has not been competed entirely within the boundaries of the Project Site or so as to encroach upon any easement, right-of-way or land of others or so as to violate any setback lines, public or private use restrictions or other restrictions or regulations. If the Project Site consists of several subparcels, the Title Policy must affirmatively insure the contiguity of those subparcels and contain a perimeter endorsement. If the survey furnished to the Title Insurer reveals that the Project makes use of any other property as a means of ingress and egress (or for any other purpose), then the Title Policy shall specifically insure the same as easements appurtenant to the Project Site, subject only to Permitted Encumbrances. If ingress and egress is by way of a private street, then the Title Policy shall insure ingress and egress via such private street subject only to Permitted Encumbrances.

Section 3.6. Investment of Fund Moneys. Subject to the provisions of Section 5.12 of the Indenture, any moneys held as part of any fund or account held under the Indenture shall be invested or reinvested by the Trustee in Eligible Investments. The Borrower hereby covenants that all investments shall be in strict compliance with the Tax Regulatory Agreement and in such manner and to such extent, if any, as may be necessary so that the Series 2012A Bonds will not constitute arbitrage bonds under Sections 103(b)(2) and 148 of the Code. If at any time and from time to time the Borrower determines that it is necessary to restrict or limit the yield on the investment of moneys held by the Trustee under the Indenture in order to prevent the Series 2012A Bonds from becoming arbitrage bonds within the meaning of Sections 103(b)(2) and 148 of the Code, the Borrower shall so instruct the Trustee in writing. The Trustee will incur no liability in following such instructions.

(End of Article III)

ARTICLE IV

LOAN BY ISSUER;

LOAN PAYMENTS AND ADDITIONAL PAYMENTS

Section 4.1. Loan Payments. Upon the terms and conditions of this Loan Agreement, the Issuer will loan the proceeds of the Series 2012 Bonds to the Borrower, and in consideration thereof the Borrower shall acquire the Project Facilities and the Project Site and make, as Loan Payments, payments sufficient in time and amount to pay when due all Bond Service Charges.

In particular, the Loan Payments shall be sufficient to pay when due all Bond Service Charges on the Series 2012 Bonds. All such Loan Payments shall be paid to the Trustee in accordance with the terms of the Indenture for the account of the Issuer and shall be held and applied in accordance with the provisions of the Indenture and this Loan Agreement.

The Borrower’s obligations under this Loan Agreement shall be secured by the Mortgage and the Guaranty Agreement.

So long as no Event of Default described in Section 7.01 of the Indenture has occurred and is subsisting, Loan Payments by the Borrower shall be deposited by the Trustee into the Bond Fund in the manner set forth in Section 5.05(b) of the Indenture, shall be used by the Trustee for payment of Bond Service Charges on the corresponding Series 2012 Bonds and shall constitute Loan Payments made in respect of the related Series 2012 Bonds.

Except for such interest of the Borrower as may hereafter arise pursuant to Section 9.2 hereof or Section 5.14 of the Indenture, and except as otherwise provided herein, the Borrower and the Issuer each acknowledge that neither the Borrower nor the Issuer has any interest in the Bond Fund or any account therein and any moneys deposited therein shall be in the custody of and held by the Trustee in trust for the benefit of the Holders.

Section 4.2. Additional Payments.

(a)             The Borrower shall reimburse or pay the Issuer for any and all costs, expenses and liabilities paid or incurred by the Issuer in satisfaction of any obligation of the Borrower hereunder not performed by the Borrower in accordance with the terms hereof. The Borrower shall also prepay or reimburse the Issuer for any and all expenses paid or to be paid by the Issuer and requested by the Borrower, or required by the Loan Documents or the Indenture or incurred in enforcing the provisions of the Loan Documents or the Indenture, or incurred in defending any action or proceedings with respect to the Project, this Loan Agreement or the Indenture, or arising out of or based upon any other document relating to the issuance of the Series 2012 Bonds, which are not otherwise required to be paid by the Borrower hereunder, including without limitation, any expenses related to requests, audits or other actions of or by the Internal Revenue Service. If any of the foregoing are paid from any of the funds and accounts held under the Indenture, the Borrower shall promptly reimburse the applicable fund or account for any such payment.

(b)             The Borrower shall pay to the Trustee, the Registrar, and any Paying Agent or Authenticating Agent their reasonable fees, charges and expenses (including, without limitation, reasonable attorneys’ fees and expenses) for acting as such under the Indenture and any amounts for which the Trustee is indemnified hereunder and under the Indenture. If any expenses incurred by the Trustee in connection with the performance of its services under the Indenture are not promptly reimbursed by the Borrower upon request by the Trustee, the amount thereof together with interest thereon from the date of request for payment at the Interest Rate for Advances, to the extent permitted by law, shall constitute additional indebtedness secured by the Mortgage in any action brought to collect the indebtedness or to foreclose the Mortgage.  The Borrower is required, (i) whenever the amount on deposit in the Debt Service Reserve Fund is less than the Debt Service Reserve Requirement due to withdrawals therefrom for any purpose, to make up such deficiency in the Debt Service Reserve Fund in twelve (12) equal monthly installments, commencing with the month following any deficiency, and (ii) whenever the amount on deposit in the Debt Service Reserve Fund is less than 95% of the Debt Service Reserve Requirement due to periodic valuation thereof pursuant to the Indenture, to make up such deficiency in the Debt Service Reserve Fund on or before the 20th day of the month following such valuation.

(c)           The Borrower shall pay all costs of printing any replacement Series 2012 Bonds required to  be issued under the Indenture to the extent such costs are not paid by the Bondholders.

(d)           The Borrower shall pay all of the fees and expenses of the Rebate Analyst and any other necessary consultant employed by the Borrower, the Trustee or the Issuer in connection with any of the requirements imposed by the Indenture, and the Tax Regulatory Agreement and the Loan Agreement. The Borrower shall provide or cause to be provided all information and moneys (including moneys necessary to make deposits to the Rebate Fund required by the Indenture and the Tax Regulatory Agreement) to the Trustee and the Rebate Analyst to enable the Trustee and the Rebate Analyst to perform the duties imposed by the Indenture and the Tax Regulatory Agreement.

(e)           In order to provide for the payment of the obligations of the Borrower under this Loan Agreement, the Borrower shall pay or cause to be paid to the Trustee Project Revenues in an amount sufficient for the Trustee to make the deposits to the Bond Fund, the Debt Service Reserve Fund and the Insurance and Tax Escrow Fund, all as established under the Indenture, in the respective amounts and at the times set forth in Section 5.06 of the Indenture.

(f)            If funds are not available in the Insurance and Tax Escrow Fund to pay the costs to be funded from such, the Borrower shall pay the excess amount of such costs directly.

Section 4.3. Place of Payments. The Borrower shall make all Loan Payments and Additional Payments directly to the Trustee at its principal corporate trust office; provided that Additional Payments described in clauses (a), (b), (c) and (d) of Section 4.2 hereof may be made directly to the Person to whom or to which they are due.

Section 4.4. Obligations Unconditional. The obligations of the Borrower to make Loan Payments and Additional Payments shall be absolute and unconditional, and the Borrower shall make such payments without abatement, diminution or deduction regardless of any cause or circumstances whatsoever including, without limitation, any defense, set-off, recoupment or counterclaim which the Borrower may have or assert against the Issuer, the Trustee or any other Person.

Section 4.5. Assignment of Loan Agreement and Revenues. To secure the payment of Bond Service Charges, the Issuer shall assign to the Trustee, by the Indenture, its rights under and interest in this Loan Agreement (except for the Unassigned Issuer’s Rights) and the Revenues and Trust Funds. The Borrower hereby agrees and consents to those assignments.

Section 4.6. Nonrecourse Provisions. Notwithstanding any provisions to the contrary contained elsewhere in this Loan Agreement, in the Indenture, the Loan Documents, or in any other document related to, evidencing or securing the indebtedness identified herein, the Loan Payments and any and all other monetary obligations hereunder shall (except as otherwise provided in this Section 4.6) be payable solely from general assets of the Borrower, the Project Revenues and the Mortgaged Property, but not from any other assets of the or the assets of any member, shareholder, officer or director of the Borrower, or from the assets of any officer, director or shareholder of a member of the Borrower (no member of the Borrower shall be required to contribute capital to the Borrower to satisfy the aforesaid indebtedness or perform the aforesaid obligations and any right of the Borrower or any party to require or receive by contract or by law such capital contributions shall not be deemed an asset of the Borrower), it being understood and agreed that, in any action commenced to enforce the obligations of the Borrower created or arising hereunder, including, but not limited to, any action for specific performance, performance of an indemnity, breach of warranty or misrepresentation or for monetary damages or for the performance of any obligation whatsoever, any judgment obtained shall not be enforceable personally against any member, shareholder, officer or director of the Borrower or against any assets of any member, shareholder, officer or director of such member, nor shall any such judgment be enforceable indirectly against such person or entity as a result of his or its being a member of Borrower, except for their interest in the Project and except as set forth below.

Nothing herein contained shall be construed to: (i) be a release or impairment of the indebtedness evidenced or secured by the Series 2012 Bonds or the other Loan Documents; (ii) prevent the Trustee from exercising and enforcing, consistent with the above limitations on liability contained in the first paragraph of this Section, any right, power or remedy allowed at law or in equity (including without limitation the enforcement of any covenant or provision of the Series 2012 Bonds or the other Loan Documents); (iii) prevent the Trustee from enforcing any separate undertaking, guaranty or indemnity or from exercising any other available right, power or remedy against the Borrower or any guarantor, surety, indemnitor or other obligor (other than those whose liability is specifically limited as provided in the first paragraph of this Section) under any separate certificate, indemnity, bond, guaranty, assignment, affidavit, note, letter of credit, or other undertaking executed in connection with the Series 2012 Bonds or the indebtedness evidenced and secured by the Series 2012 Bonds or the other Loan Documents; (iv) prevent the Trustee from recovering, consistent with the limitations on liability set forth in the first paragraph of this Section, any losses, damages, costs or expenses (including, without limitation, legal expenses) suffered or incurred by the Trustee as a result of any deliberate, intentional or willful action taken in bad faith or as a result of fraud or intentional misrepresentation by or on behalf of the Borrower; (v) consistent with the limitations on liability set forth in the first paragraph of this Section, prevent the Trustee from recovering the entire outstanding balance of the indebtedness from the Borrower upon the occurrence of a Determination of Taxability; or (vi) prevent the Trustee from recovering any rents, revenues, issues, profits and proceeds, including without limitation any Insurance Proceeds or Awards, or other similar funds or payments attributable to the Project paid, applied or disbursed in violation of the provisions of any of the Loan Documents. References herein to the Borrower and any member, shareholder, officer or director of the Borrower shall include their respective heirs, personal representatives, executors, administrators, successors or assigns.

Notwithstanding anything else contained in this Section 4.6, the Trustee shall be permitted to seek, commence or maintain any suit, action or other proceeding against, or to take or enforce any judgment against, any member, shareholder, officer or director of the Borrower or their respective heirs, executors, administrators, successors and assigns for actual fraud committed deliberately, intentionally and willfully.

(End of Article IV)

ARTICLE V

ADDITIONAL AGREEMENTS AND COVENANTS

Section 5.1. Right of Inspection. Subject to reasonable security and safety regulations and upon reasonable notice, the Issuer, the Trustee and their respective agents, shall have the right during normal business hours to inspect the Project, and to inspect, examine and make copies of the books, records, accounts and financial data of the Borrower pertaining to the Project Facilities and the Project Site.

Section 5.2. Lease or Grant of Use by Borrower. Except as may otherwise be provided in the Mortgage, the Tax Regulatory Agreement and the Land Use Restriction Agreement, the Borrower may lease or grant the right to occupy and use the Project, in whole or in part, to others, provided that:

(a)           No such grant or lease shall relieve the Borrower from its obligations under any of the Loan Documents;

(b)           In connection with any such grant or lease the Borrower shall retain such rights and interests as will permit it to comply with its obligations under the Loan Documents;

(c)           No such grant or lease shall impair materially the purposes of the Act to be accomplished by operation of the Project as herein provided; and

(d)           All such leases shall be subject to the terms and conditions of this Loan Agreement and the Land Use Restriction Agreement, including, without limitation, those provisions with respect to the maintenance and operation of the Project.

Section 5.3. Borrower to Maintain its Existence.

(a)           The Borrower shall at all times take all legal steps necessary to maintain its existence as a limited liability company duly authorized to transact business in the State and have as a manager its current manager. The Borrower shall not directly or indirectly engage in any business other than the ownership, operation and leasing of the Project as contemplated by this Loan Agreement.

(b)           Notwithstanding paragraph (a) of this Section, the current manager of the Borrower will be permitted to resign after two (2) years following the date of issuance of the Series 2012 Bonds, but only if replaced with an Affiliate of the Borrower or a substitute member of comparable managerial experience and reputation.

In the event of the death, legal incompetency or bankruptcy of any member of the Borrower, such member may be replaced with a substitute member meeting the same standards as enumerated in the preceding paragraph.

Section 5.4. Financial and Other Statements and Information. The Borrower shall keep adequate records and books of account, in which, as to the  Borrower’s annual audited financial statements, complete and accurate entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower, and shall permit the Issuer, the Trustee, and any Holder of a majority of the aggregate principal amount of outstanding Series 2012 Bonds, and their respective officers, agents, employees and representatives to examine and copy all such books and records, including without limitation all records with respect to the completion of the Project, and to visit its properties and to discuss its affairs, finances and accounts with any of its members, officers, employees, agents and accountants.

The Borrower shall furnish or cause to be furnished to the Trustee:

(a)                       As soon as possible and in any event within five (5) days after the discovery of the occurrence of any Event of Default under this Loan Agreement, or the occurrence of any event or condition which, with the giving of notice or the lapse of time or both, would constitute such an Event of Default thereunder, a statement by an Authorized Borrower Representative, setting forth the details of such Event of Default, or event or condition, and the action which the Borrower proposes to take with respect thereto, provided that the furnishing of such notice shall not serve to waive any default or Event of Default;

(b)                       As soon as available, a copy of all notices, statements and reports supplied to the Borrower by, or by the Borrower to, the Issuer;

(c)                     Within ninety (90) days after the end of each fiscal year of the Borrower, a certificate of an Authorized Borrower Representative, stating:

(i)            To the best of such Person’s knowledge after due inquiry no Event of Default, or event or condition which, with notice or lapse of time or both, would constitute an Event of Default, has occurred or, if an Event of Default or such event or condition has occurred and is continuing at the end of such period, a statement as to the nature thereof and the action which the Borrower has taken and proposes to take with respect thereof;

(ii)            Maintenance of the Project continues to be adequate in all material respects; and

(iii)          Nothing has come to the attention of the Person signing such certificate that would lead him to believe that the representations and warranties contained in Section 2.2 hereof are not still true and correct in all material respects on the date of such certificate;

(d)                       The Borrower shall, as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, furnish to the Trustee and the Underwriter audited financial and operating statements for the Project and the Borrower for such fiscal year, including, but without limitation, a balance sheet and supporting schedules, all prepared in accordance with GAAP consistently applied. In addition, the Borrower shall provide the Trustee with such other financial statements and certifications as may be required by the other financing documents contemplated by this Loan Agreement. Such financial and operation statements shall be audited and duly reported upon by a firm of independent certified public accountants of national or regional reputation; and

(e)                       The Borrower shall, as soon as available and in any event within thirty (30) days after the end of each month accounting period in each fiscal year of the Borrower, furnish to the

Trustee unaudited financial statements of the Borrower prepared by the Borrower or the Operator in reasonable detail, certified by an Authorized Borrower Representative as true and correct; such statements shall contain balance sheets as of the end of such accounting period and statements of profit and loss for the period from the beginning of such fiscal year to the end of such accounting period and shall contain a calculation indicating compliance with the Borrower’s financial covenants set forth in Section 5.17 of this Loan Agreement.

Section 5.5. Indemnification. The Borrower releases the Issuer, the Trustee and each Holder of Series 2012 Bonds and their respective officers, officials, members, employees, and agents (herein collectively called the “Indemnified Parties”) from, agrees that the Indemnified Parties shall not be liable for, and indemnifies the Indemnified Parties against, all liabilities, claims, costs and expenses imposed upon or asserted against any of them on account of: (a) any loss or damage to property or injury to or death of or loss by any person that may be occasioned by any cause whatsoever pertaining to the construction, maintenance, operation and use of the Project unless arising through the negligence or misconduct of the party seeking indemnification; (b) any act or omission or breach or default on the part of the Borrower in the performance of any covenant or agreement of the Borrower under the Loan Documents or any related document, or arising from any act or failure to act by the Borrower, or any of its agents, contractors, servants, employees or licensees; (c) the authorization, issuance and sale of the Series 2012 Bonds, including without limitation the provision by or on behalf of the Borrower of any information furnished by the Borrower in connection therewith concerning the Project or the Borrower (including, without limitation, any information furnished by the Borrower for inclusion in any offering document, any certifications made by the Issuer under, or as a basis for preparation of, any information statements furnished by the Issuer and any information or certification obtained from the Borrower) to assure exclusion of the interest on the Series 2012 Bonds from gross income of the Holders for federal income tax purposes; (d) the Borrower’s failure to comply with any requirements of this Loan Agreement or the Non-Arbitrage Certificate or the Land Use Restriction Agreement pertaining to compliance with the Code to assure said exclusion of the interest, including the covenant contained in Section 2.3 herein; and (e) any claim, action or proceeding with respect to the matters set forth in (a), (b), (c) or (d) above brought thereon.

The Borrower agrees to indemnify the Trustee and its officers, directors, employees and agents for and to hold the Trustee harmless against all liabilities, claims, costs and expenses incurred without gross negligence or bad faith on the part of the Trustee or its officers, directors, employees or agents, on account of any action taken or omitted to be taken by the Trustee in accordance with the terms of the Loan Documents, the Series 2012 Bonds or the Indenture or any action taken at the request of or with the consent of the Borrower or the Holders, including the costs and expenses of the Trustee in defending itself against any such claim, action or proceedings brought in connection with the exercise or performance of any of its powers or duties under the Borrower Documents or the Indenture.

In case any action or proceeding is brought against any Indemnified Party in respect of which indemnity may be sought hereunder, the party seeking indemnity promptly shall give notice of that action or proceeding to the Borrower, and the Borrower upon receipt of that notice shall have the obligation and the right to assume the defense of the action or proceeding with counsel acceptable to the Issuer, if the Issuer is the Indemnified Party; provided, that failure of a party to give that notice shall not relieve the Borrower from any of its obligations under this Section unless, and only to the extent that, that failure materially prejudices the defense of the action or proceeding by the  Borrower. At its own expense, unless such counsel is selected because the Indemnified Party determines that counsel selected by the Borrower has a conflict in representing the interests of the Indemnified Party, an Indemnified Party may employ separate counsel and participate in the defense. The Borrower shall not be liable for any settlement made without its consent.

The indemnification set forth above is intended to and shall be enforceable by each of the Indemnified Parties to the full extent permitted by law.

Section 5.6. Litigation Notice. The Borrower shall give the Trustee prompt notice of any action, suit or proceeding by it or against it at law or in equity, or before any governmental instrumentality or agency, or of any of the same which may be threatened, which if adversely determined, would materially impair the right of the Borrower to carry on the use which is contemplated of the Project, or would materially and adversely affect its business, operations, properties, assets or condition.

Section 5.7. Grant of Additional Security. The Borrower covenants that it will not grant any security interest, mortgage or other lien or encumbrance of any kind on the Mortgaged Property, except Permitted Encumbrances.

Section 5.8. Borrower’s Approval of Indenture. The Indenture has been submitted to the Borrower, and the Borrower acknowledges, by the execution of this Loan Agreement, that it has approved the Indenture and agrees to be bound by its terms.

Section 5.9. Maintenance of Project. As further provided in the Mortgage, the Borrower shall keep and maintain or cause to be kept and maintained the Project in good order and condition and in rentable and tenantable state of repair, and will make or cause to be made, as and when necessary, all repairs, renewals and replacements, structural and non-structural, exterior and interior, ordinary and extraordinary, foreseen and unforeseen. The Borrower shall abstain from and shall not permit the commission of waste in, of or about the Project.

Section 5.10. Other Indebtedness. The Borrower shall not incur any indebtedness with respect to the Project, other than the obligations required or permitted hereunder or under the Indenture, and other debts permitted or anticipated herein or incurred in the ordinary course of business which do not give rise to a lien or encumbrance on the Mortgaged Property except for Permitted Encumbrances.

Section 5.11. Management of the Property. The Borrower shall initially retain the Operator identified in Section 1.01 of the Indenture to manage the Project Facilities pursuant to the Lease.  No Person not identified above shall be engaged by the Borrower as the Operator of the Project Facilities  unless such Person or the principals or officers of such Person (i) shall have at least five (5) years of demonstrated experience in the management and leasing of assisted living projects, and (ii) shall have its employees bonded for not less than $500,000. Each lease and/or management agreement shall be subject to cancellation by the Trustee at any time without the payment of any penalty or liability upon the occurrence of an Event of Default under this Loan Agreement. In the event that the Lease and/or any management agreement is terminated, the Borrower shall manage the Project itself until such time as it can engage a qualified successor manager to manage the Project in accordance with the provisions of this

Section. The Borrower shall so engage a successor Manager on the earliest practicable date. The Borrower agrees that the Lease and/or any management agreement entered into with respect to the Project during the terms of this Loan Agreement shall be subject to this Section and shall contain provisions consistent herewith.

Section 5.12. Forbearance of Fees. The Borrower hereby agrees that it, the Operator and/or any manager and any member of the Borrower shall forbear from taking any management, administration, development (other than the development fees payable on the Closing Date for the Series 2012 Bonds) or other fees, or any portions thereof, in the event and to the extent that the Project Revenues are insufficient in any month to make all current and deferred deposits provided in Section 5.05(b) of the Indenture. The Borrower agrees that the Lease and/or any management agreement entered into with respect to the Project during the term of this Loan Agreement shall be subject to this Section and shall contain provisions consistent herewith.

Section 5.13. Taxes and Impositions.

(a)           Subject to paragraph (c) of this Section 5.13, the Borrower agrees to pay, prior to delinquency, all real property taxes and assessments, general and special, and all other taxes and assessments of any kind or nature whatsoever, which are assessed or imposed upon the Project, or become due and payable, and which create, may create or appear to create a lien upon the Project, or any part thereof, or upon any personal property, equipment or other facility used in the operation or maintenance thereof (all of which taxes, assessments and other governmental and non-governmental charges of like nature are hereinafter referred to as “impositions”); provided, however, that if, by law, any such Imposition is payable, or may at the option of the taxpayer be paid, in installments, the Borrower may pay the same together with any accrued interest on the unpaid balance of such Imposition in installments as the same become due and before any fine, penalty, interest or cost may be added thereto for the nonpayment of any such installment and interest. Payments made by the Trustee on behalf of the Borrower from funds held under the Indenture in the Insurance and Tax Escrow Fund shall, to the extent of such payments, discharge the  Borrower’s obligations hereunder.

(b)           If at any time after the date hereof there shall be assessed or imposed (i) a tax or assessment on the Project in lieu of or in addition to the Impositions payable by the Project pursuant to subparagraph (a) hereof or (ii) a license fee, tax or assessment imposed on the Trustee and measured by or based, in whole or in part, upon the amount of the outstanding Series 2012 Bonds, then all such taxes, assessments or fees shall be deemed to be included within the term “Impositions,” as defined in subparagraph (a) hereof, and the Borrower shall pay and discharge the same as herein provided with respect to the payment of Impositions.

(c)           Subject to the applicable state law provisions, the Borrower shall have the right before any delinquency occurs to contest or object to the amount or validity of any Imposition by appropriate legal proceedings, but this shall not be deemed or construed in any way as relieving, modifying, or extending the  Borrower’s covenant to pay any such Imposition at the time and in the manlier provided in this Section 5.13, unless the Borrower has given prior written notice to the Trustee of the  Borrower’s intent to so contest or object to an Imposition, and unless, at the Trustee’s sole option, (i) the Borrower shall demonstrate to the Trustee’s satisfaction that the legal proceedings shall conclusively operate to prevent the sale of the Project, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings; (ii) the Borrower shall furnish a good and sufficient bond or surety as requested by and satisfactory to the Trustee; or (iii) the Borrower shall have provided a good and sufficient undertaking as may be required or permitted by law to accomplish a stay of such proceedings.

(d)           The Borrower shall deposit with the Trustee amounts sufficient to pay the annual Impositions as set forth in the Project Budget to be next due on the Project, in accordance with the provisions of the Indenture. The Borrower further agrees to cause all bills, statements or other documents relating to Impositions to be sent or mailed directly to the Trustee. Upon receipt of such bills, statements or other documents, and provided the Borrower has deposited sufficient funds pursuant to this Section 5.13(d), the Trustee shall, so long as no Event of Default has occurred, pay such amounts as may be due thereunder out of the funds so deposited. If at any time and for any reason the funds so deposited are or will be insufficient to pay such amounts as may then or subsequently be due, the Trustee shall notify the Borrower, and the Borrower shall immediately deposit an amount equal to such deficiency with, or as directed by, the Trustee. If the Borrower fails to deposit sums sufficient to fully pay such Impositions at least 30 days before delinquency thereof, the Trustee may, at the Trustee’s election, but without any obligation to do so, advance any amounts required to make up the deficiency, which advances, if any, shall be secured by the Mortgage and shall be repayable to the Trustee as herein elsewhere provided.

(e)           The Borrower covenants and agrees not to suffer, permit or initiate the joint assessment of the real and personal property or any other procedure whereby the lien of the real property taxes and the lien of the personal property taxes shall be assessed, levied or charged to the Mortgaged Property as a single lien.

Section 5.14. Utilities. The Borrower shall pay, or cause to be paid, when due, all utility charges which are incurred for the benefit of the Project or which may become a charge or lien against the Project for gas, electricity, water or sewer services furnished to the Project and all other taxes, assessments or charges of a similar nature, whether public or private, affecting the Project or any portion thereof, whether or not such taxes, assessments or charges are liens thereon.

Section 5.15. Project Budget. On or before the first day of each Fiscal Year, the Borrower shall prepare or cause the Operator to prepare a Project Budget of anticipated Gross Revenues and Operating Expenses for each month of such Fiscal Year, and shall promptly file each new Project Budget with the Trustee. The Project Budget may be amended from time to time to reflect changes in actual or projected Operating Expenses.

Section 5.16. Notification of Occupancy. Upon the occupancy of the first Unit in the Project Facilities, the Borrower shall provide prompt notice thereof to the Trustee.

Section 5.17. Financial Covenants by Borrower.  The Borrower agrees to maintain, as calculated at the end of each Fiscal Year, a Debt Service Coverage Ratio on the Series 2012 Bonds (a) for the Fiscal Year ending December 31, 2012, not less than 1.10; (b) for the Fiscal Year ending December 31, 2013, not less than 1.15 to 1; (c) for the Fiscal Year ending December 31, 2014, not less than 1.20 to 1; and (d) for the Fiscal Year ending December 31, 2015, and thereafter not less than 1.25 to 1.  As used herein, (1) “Debt Service Coverage Ratio on the Bonds” means the ratio of Funds

Available for Debt Service to annual debt service requirements on the Series 2012 Bonds (after payment of subordinated fees) for the Fiscal Year for which such calculation is being made; and (2) “Funds Available for Debt Service” means in any period the Gross Revenues for such period, minus the Borrower’s operating expenses (as set forth in the Operating Budget required by Loan  Agreement), plus, to the extent included in such operating expenses, depreciation and amortization, interest on long-term indebtedness (including the Series 2012 Bonds), amortization of discount and financial expenses incurred in connection with the issuance of long-term indebtedness, and other non-cash expense deducted in accordance with generally accepted accounting principals consistently applied.

If such Debt Service Coverage Ratio, as calculated at the end of any Fiscal Year, shall be below the required level, the Operator will be required to prepare and forward to the Borrower a report (a” Management Report”) that sets forth in detail the reasons why the Project Facilities failed to attain the required ratio and the specific plan of correction with regard to increasing such ratio for subsequent fiscal years to at least the level required.  So long as the Operator shall submit such a Management Report and shall, to the extent practicable, carry out the corrective action set forth therein, and the Project Facilities shall maintain, at all times, a Debt Coverage Ratio of at least 1.00 to 1 (the “Minimum Coverage Ratio”), this requirement shall be deemed to have been complied with even if such ratio, as calculated at the end of any subsequent Fiscal Year, is below the required level.

Days’ Cash on Hand.  The Borrower agrees that it will require the Operator to agree in the Lease that the Project Facilities will produce and have, as of the end of each fiscal quarter, beginning with such fiscal quarter ending December 31, 2012, not less than 15 Days’ Cash on Hand (as herein defined).  If Days’ Cash on Hand, as calculated at the end of any two consecutive fiscal quarters, shall be less than the required level, the Operator will be required to prepare and forward to the Borrower a Management Report that sets forth in detail the reasons why the Project Facilities failed to attain the required level and the specific plan of correction with regard to increasing such level for subsequent fiscal quarters to at least the level required.  So long as the Operator shall submit such a Management Report and shall, to the extent practicable, carry out the corrective action set forth therein and the Project Facilities shall produce and have, for each fiscal quarter, not less than seventy percent (70%) of the Days Cash on Hand otherwise required by this paragraph, the Borrower shall be deemed to have complied with the requirements of this paragraph.

Trade Payables.  The Borrower agrees that it will require the Operator to agree in the Lease that, for each fiscal quarter, as calculated at the end of each such fiscal quarter, no more than 10% of the Project Facilities’ Trade Payables will be in excess of 90 days.  If more than 10% of the Project Facilities’ Trade Payables are in excess of 90 days for any two consecutive fiscal quarters, the Operator will be required to prepare and forward to the Borrower a Management Report that sets forth in detail the reasons why the Project Facilities failed to attain the required currency in Trade Payables and the specific plan of correction with regard to increasing such currency for subsequent fiscal quarters to at least the level required.  So long as the Operator shall submit such a Management Report and shall, to the extent practicable, carry out the corrective action set forth therein, and, for each fiscal quarter, no more than 25% of the Project Facilities’ Trade Payables shall be in excess of 90 days, the Borrower shall be deemed to have complied with the requirements of this paragraph.

Section 5.18. Structural Engineering Reports. The Borrower will contract for an engineering report or survey by an engineer or architect providing recommendations as to structural repairs and deferred maintenance with respect to the Project within seven (7) years from the date of this Loan Agreement and every five (5) years thereafter and then will submit copies of the report to the Trustee. The Borrower shall promptly implement any recommendations contained in such report to the maximum extent practicable, including increasing the level of funding of the Maintenance and Replacement Fund pursuant to Section 5.05(b) of the Indenture.

Section 5.19. Prevailing Wage Rate. The Borrower represent warrants and covenants that it has complied and shall comply, and has required and shall require compliance by all contractors or subcontractors working on the Project, with all applicable requirements of Section 4115.03 through 4115.16 of the Ohio Revised Code.

Without limiting the generality of the foregoing, to the extent required by applicable law, for all construction work undertaken with respect to the Project (1) the Borrower has obtained or has caused to be obtained from the Ohio Department of Industrial Relations (the “Department”) the schedule of prevailing rates of wages applicable to laborers and mechanics for the classes of work called for by the Project, on or before the earlier of (i) the commencement of the acquisition, construction and equipping of the property comprising the Project or (ii) the adoption by the Issuer of the Bond Legislation authorizing the issuance of the Series 2012 Bonds; (2) unless the Issuer has appointed a prevailing wage coordinator (the “Coordinator”) for the Project under Section 4115.071 of the Ohio Revised Code, the Borrower has requested the Department appoint a Coordinator for the Project; and (3) unless and until the Issuer or the Department has appointed a Coordinator, the Borrower has designated one of its employees or agents to act as Coordinator for the Project, and to perform all of the applicable functions and duties thereof under Chapter 4115 of the Ohio Revised Code with respect to the Project, including making available for public inspection all files, reports and other documentation submitted by Project contractors and subcontractors. If the Coordinator is an employee of the Issuer or the Department, the cost of such employee’s services as Coordinator, as determined by the Issuer or the Department, shall upon such demand be reimbursed to the Issuer or the Department by the Borrower.

(End of Article V)

ARTICLE VI

INSURANCE REQUIREMENTS; DAMAGE, DESTRUCTION AND CONDEMNATION

Section 6.1. Required Insurance. For the term of this Loan Agreement, the Borrower shall maintain insurance of such type and in amounts as is customarily carried and against such risks as are customarily insured against by businesses of like size and character in the State of Ohio, including but not limited to the following:

(a)           insurance upon the repair or replacement basis in an amount of not less than 100% of the then (at the time such insurance is obtained by Borrower) actual cost of replacement (excluding costs of replacing excavations and foundations but without deduction for depreciation) of the Project Facilities against loss or damage by fire, lighting, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicles, and smoke and such other risks as are not or hereafter included in the uniform standard extended coverage endorsement in common use for similar structures (including vandalism and malicious mischief);

(b)           business interruption insurance (also referred to as “use and occupancy insurance” or “rental income insurance”) in an amount not less than the principal and interest payments required for the next succeeding twelve (12) months, covering loss of revenues and other income by the Borrower by reason of total or partial suspension of, or interruption in the operation of the Facility cause by damage or destruction of the Facility;

(c)           boiler explosion insurance or steam boilers, if any, pressure vessels, and pressure piping in an amount no less than 100% of the actual cost of repair or replacement of the Facility (with deductible provisions not to exceed $1,000 in any one occurrence) provided, that such insurance need not be taken out until steam boilers, pressure vessels, or pressure piping have been installed in the Facility;

(d)           comprehensive general liability insurance providing insurance (with deductible provisions not exceeding $5,000) to the extent of not less than $500,000 per occurrence against liability for personal and bodily injury including death resulting therefrom, $100,000 per occurrence for damage to property, including loss of use thereof, occurring on or in any way related to the Facility or any part thereof, with excess liability or “umbrella” insurance for claims under such coverage in the aggregate of not less than $2,000,000;

(e)           worker’s compensation coverage as required by the laws of the State of Georgia; and

(f)            insurance under the Federal Flood Insurance Program will be maintained at all times within the minimum requirements and amounts required for federally financed or assisted loans under the Flood Disaster Protection Act of 1973, as amended, if the Facility is eligible under such program.

Proceeds of insurance required by (a), (c), and (f) in excess of $25,000 will be paid to the

Trustee and disbursed by it in accordance with instructions from the Borrower for the restoration of the Project Facilities.  All policies of insurance shall list the Trustee as an additional insured and provide for payment to the Borrower and the Trustee as their respective interests may appear, and the policies required by (a), (c) and (f) shall name the Trustee as mortgagee. A copy of all policies of insurance shall be delivered to the Trustee along with receipts evidencing payment of the same.

At least thirty (30) days prior to the expiration date of each policy maintained pursuant to this Paragraph 6.1, a renewal or replacement thereof satisfactory the Trustee shall be delivered to the Trustee.  Borrower shall deliver to the Trustee receipts evidencing the payment for all such insurance policies and renewals or replacements.  The delivery of any insurance policies hereunder shall constitute an assignment of all unearned premiums as further security hereunder.  In the event of the foreclosure or any other transfer of title to the Project Facilities, it is understood by Borrower that all right, title and interest of Issuer in and to all insurance policies then in force shall pass to the purchaser or Trustee.

The Issuer and the Trustee shall have no duty to review the insurance required by this Section 6.1 (or the certificates thereof) or to inquire as to the compliance thereof with this Section 6.1.

By April 15th of each year that the Series 2012 Bonds are Outstanding, beginning on April 15, 2013, the Borrower shall provide to the Trustee a certificate that the requirements of this Section 6.1 are being satisfied.  The Trustee may rely upon the accuracy of such certificate.

Section 6.2. Delivery of Insurance Policies; Payment of Premiums. All policies of insurance shall be issued by companies and in amounts as required by the provisions of this Loan Agreement or, if not so required, as otherwise satisfactory to the Trustee. All policies of insurance shall name the Trustee and the Issuer as named insureds and shall have attached thereto a lender’s loss payable endorsement for the benefit of the Trustee and the Issuer, which endorsement indicates that all insurance proceeds are payable directly to the Trustee or the Issuer, as applicable. The Borrower shall furnish the Trustee and the Issuer with an original or certified copies of certificates of insurance for all required insurance.

Thirty days prior to the expiration of each such policy, the Borrower shall furnish the Trustee with evidence of the reissuance of a policy continuing insurance in force, as required by this Loan Agreement. All such policies shall contain a provision that such policies will not be canceled or materially amended in any manner, including without limitation, amended to reduce the scope or limits of coverage, without twenty days’ prior written notice to the Trustee and shall provide that no claims shall be paid thereunder without at least ten days’ prior written notice to the Trustee and the Issuer. In all cases, the Borrower shall immediately give notice to the Trustee of any notice received by the Borrower of any expiration, cancellation or modification of, or material reduction of coverage under, any such policy. The Borrower shall not consent to any material amendment to or the cancellation of any such policy.

The Trustee shall have no duty to review the insurance required by Article VI (or the certificates thereof) or to inquire as to the compliance thereof with this Article VI.

In the event the Borrower fails to provide, maintain, keep in force or deliver and furnish to the Trustee the certificates of insurance required by this Loan Agreement or make the deposits required hereunder, the Trustee may procure such insurance or single-interest insurance for such risks covering the Trustee’s interest, and the Borrower will pay all premiums thereon promptly upon demand by the Trustee (to the extent such amounts are not paid from monies in the Insurance and Tax Escrow Fund held under the Indenture), and, until such payment is made by the Borrower, the amount of all such premiums shall be secured by this Loan Agreement.

The Borrower shall deposit with the Trustee, in accordance with Section 5.05(b) of the Indenture, amounts sufficient to pay when due estimated aggregate annual insurance premiums on all policies of insurance required by this Loan Agreement. Such amounts shall be disbursed as provided in the Indenture.

Upon occurrence of an Event of Default, the Trustee may, at any time at the Trustee’s option, apply, or cause to be applied, any sums or amounts received pursuant hereto, or as rents or income of the Project or otherwise, to the payment of Bond Service Charges or other amounts payable under the Indenture in such manner and order as the Trustee may elect. The receipt, use or application of any such sums by the Trustee hereunder shall not be construed to affect any of the rights or powers of the Trustee under the terms of the Loan Documents or any of the obligations of the Borrower under the Loan Documents.

Section 6.3. Insurance Proceeds. After the occurrence of any casualty to the Project, or any part thereof, the Borrower shall give prompt written notice thereof to the Trustee and each insurer and promptly submit a claim to such insurer for payment of insurance proceeds; the Borrower shall provide the Trustee with a copy of such claim.

(a)           All Insurance Proceeds with respect to the Project shall be paid to the Trustee, and each insurer is hereby authorized and directed to make payment for any such loss directly to the Trustee instead of payment to the Borrower. Any Insurance Proceeds shall be applied as provided in this Section 6.4 and Section 5.11 of the Indenture. Damage or destruction of the Project shall not affect the lien of the Mortgage or the obligations of the Borrower hereunder or thereunder, and the Trustee is authorized, at the Trustee’s option, to compromise and settle all loss claims on said policies if not adjusted promptly by the Borrower.

(b)           Notwithstanding the application of Insurance Proceeds to the payment of a portion of the Series 2012 Bonds pursuant to the Indenture, any unpaid portion of the Series 2012 Bonds shall remain in full force and effect, and the Borrower shall not be excused in the payment thereof. If any act or occurrence of any kind or nature on which insurance was not obtained or obtainable shall result in damage to or loss or destruction of the Project, the Borrower shall give immediate notice thereof to the Trustee and, unless otherwise so instructed by the Trustee, shall promptly, at the Borrower’s sole cost and expense, whether or not the Insurance Proceeds are adequate to cover such cost and expense, restore, repair, replace and rebuild the Project as nearly as possible to its value, condition and character immediately prior to such damage, loss or destruction, in accordance with plans and specifications submitted to the Trustee.

(c)           Except as provided below, nothing contained in this Loan Agreement shall be deemed to excuse the Borrower from repairing or maintaining the Project, as provided in Section 5.9 hereof. The application or release by the Trustee of any Insurance Proceeds shall not cure or waive any Event of Default or notice of default under this Loan Agreement or invalidate any act done pursuant to such notice. If the Insurance Proceeds are not applied to the Restoration of the Project pursuant to the Indenture, the Borrower shall not be required to restore, rebuild or repair the portion of the Project damaged or destroyed, and the failure to do so shall not constitute an Event of Default under this Loan Agreement.

(d)           All Insurance Proceeds and Awards shall be applied at the option of the Borrower either (i) to the payment of the Series 2012 Bonds in accordance with the provisions of Section 5.11 of the Indenture, or (ii) to the Restoration of the Project, except that (A) the proceeds of any loss of rents insurance shall be deposited in the Bond Fund under the Indenture and applied as therein provided and (B) any surplus proceeds shall be applied to the payment of the Series 2012 Bonds.

(e)           Unless the Borrower exercises its option to apply the Insurance Proceeds or Awards to the payment of the Series 2012 Bonds in accordance with the provisions of Section 5.11 of the Indenture, and so long as any Series 2012 Bonds shall be outstanding and unpaid, and whether or not Insurance Proceeds or Awards are sufficient or available therefor, the Borrower shall promptly commence and complete with all reasonable diligence that Restoration of the Project as nearly as possible to the same value and revenue producing capacity which existed immediately prior to such loss or damage in accordance with plans and specifications (“Restoration Plans”), and in compliance with all Legal Requirements. Any Restoration shall be effected in accordance with procedures to be first submitted to and approved by the Trustee as provided in Section 6.5 hereof. The Borrower shall pay all costs of such Restoration to the extent not paid from Net Proceeds available therefor pursuant to Section 6.5 hereof.

(f)            To exercise the option provided in paragraph (d) above, within thirty (30) days following the deposit of Insurance Proceeds or awards in accordance with the provisions of Section 5.11 of the Indenture, the Borrower shall give written notice of the option it has selected to the Trustee. If such notice is to exercise the option of prepaying the Series 2012 Bonds, the Trustee shall apply the Net Proceeds of such Insurance Proceeds or Awards in the manner provided in Section 5.11 of the Indenture. If such notice is to exercise the option of Restoration or if no such notice is received, the provisions of paragraph (e) above shall control.

Section 6.4. Disbursement of Insurance Proceeds and Awards.

(a)             All Net Proceeds of Insurance Proceeds and/or Awards received by the Trustee as provided in Section 6.4 hereof shall be applied as provided in this Section.

(b)             If no Event of Default shall exist hereunder and if the Borrower has elected Restoration, all Net Proceeds shall be deposited in the Project Fund and disbursed in accordance with the provisions of Section 5.11 of the Indenture to pay or reimburse the Borrower for the payment of the costs, fees and expenses incurred for the Restoration of the Project as required under Section 6.4 hereof; provided that no distribution of Net Proceeds for Restoration shall be made until the Trustee shall have received the following:

(i)            Restoration Plans and procedures for the Restoration of the Premises as required by Section 6.4(e) hereof, which Restoration Plans shall be prepared by an Independent Architect and which Restoration Plans and procedures shall be subject to the approval of the Trustee prior to the disbursement of any Net Proceeds.

(ii)           Evidence satisfactory to the Trustee that the Project Revenues (including the proceeds of any loss of rent insurance and other funds irrevocably committed to the payment of such amounts in a manner satisfactory to the Trustee) to be received during, and after completion of, the Restoration of the Project in accordance with the approved Restoration Plans, will be sufficient and available to make all payments and deposits when due hereunder, including without limitation to pay all principal, premium, if any, and interest on the Series 2012 Bonds when due, to make all required deposits into the Trust Funds required by Section 5.05(b) FIRST through SIXTH of the Indenture, to pay all other Operating Expenses of the Project, and to pay the debt service on any indebtedness (other than the Series 2012 Bonds) then outstanding or to be incurred in connection with such Restoration.

(iv)        Construction schedules and budgets and independently verified estimates and other evidence (including, if required by the Trustee, stipulated sum or guaranteed maximum cost construction contracts) to establish the total amount of the costs, fees and expenses necessary to complete the Restoration of the Project in accordance with the approved Restoration Plans, and of the time period required to complete such Restoration. A certificate from an Independent Architect or contractor appointed by the Borrower and acceptable to the Trustee upon which the Trustee may conclusively rely that the Net Proceeds available therefor together with funds deposited with the Trustee, or irrevocably committed by or on behalf of the Borrower, shall be sufficient to fully pay all costs, fees and expenses necessary for the Restoration of the Project in accordance with the approved Restoration Plans and all Legal Requirements, free and clear of all mechanic’s liens and other liens or claims for lien which are not Permitted Encumbrances.

(v)                           A waiver of any rights of subrogation from any insurer under any insurance policy which at any time claims that no liability exists as to the Borrower  or the owner or insured under such insurance policies.

(vi)                          Such architect’s and engineer’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, surveys, opinions of counsel and such other evidences of cost, payment and performance as the Trustee may reasonably require and upon which it may conclusively rely.

(c)           If, within sixty (60) days after the receipt of such Net Proceeds, the Borrower  shall fail to furnish sufficient funds (or assurances satisfactory to the Trustee with respect to the availability of sufficient funds) and the other items required by paragraph (b) of this Section or if any other Event of Default shall then exist or shall occur hereunder at any time (whether before or after the commencement of such Restoration) the Trustee shall declare the entire principal balance of the Series 2012 Bonds or any portion thereof to be immediately due and payable and to avail itself of any and all remedies afforded hereunder upon an Event of Default and whether or not the Series 2012 Bonds shall be so accelerated such Net Proceeds, or any portion thereof, then held by the Trustee or other depository hereunder may be applied as provided in the Indenture.

(d)           No payment made prior to the final completion of the Restoration of the Premises in accordance with the approved Restoration Plans shall exceed 90% of the value of the work performed from time to time, as such value shall be evidenced by an Independent Architect’s or contractor’s certificate to that effect, delivered to the Trustee, upon which the Trustee may conclusively rely; and at all times the undisbursed balance of such proceeds remaining in the hands of the Trustee or such other depository, together with funds deposited or irrevocably committed to the satisfaction of the Trustee by or on behalf of the Borrower to pay the cost of such Restoration, shall be sufficient to pay the entire unpaid cost of the Restoration free and clear of all liens or claims for lien, other than Permitted Encumbrances evidenced by an Independent Architect’s or contractor’s certificate to that effect, delivered to the Trustee, upon which the Trustee may conclusively rely.

(e)           Any surplus which may remain out of such Net Proceeds after payment of all costs, fees and expenses (including expenses of the Trustee and its counsel, agents, experts or other consultants retained in connection with such Restoration) of such Restoration shall be applied to the redemption of Series 2012 Bonds as provided in Section 4.01(d) of the Indenture.

(f)            The Borrower shall make written monthly progress reports to the Trustee as to the status of construction and compliance with the Restoration budget.

(End of Article VI)

ARTICLE VII

REDEMPTION OF SERIES 2012 BONDS

Section 7.1. Optional Redemption. Provided no Event of Default shall have occurred and be subsisting, at any time and from time to time, the Borrower may deliver moneys to the Trustee in addition to Loan Payments and Additional Payments required to be made and direct the Trustee to use the moneys so delivered for the purpose of purchasing Series 2012 Bonds, or for calling Bonds for optional redemption in accordance with the applicable provisions of the Indenture providing for optional redemption or prepayment at the price stated in the Indenture. Pending application for those purposes, any moneys so delivered shall be held by the Trustee in the Bond Fund and delivery of those moneys shall not operate to abate or postpone Loan Payments or Additional Payments otherwise becoming due or to alter or suspend any other obligations of the Borrower under this Loan Agreement. The Borrower shall give the Trustee written notice of its intention to exercise its options pursuant to this Section 7.1.

Section 7.2. Mandatory Redemption From Insurance Proceeds or Awards. The Borrower shall have, subject to the provisions of the Mortgage and the conditions herein imposed, the obligation to prepay the Loan in whole or in part for the purpose of redeeming the Series 2012 Bonds in accordance with the applicable provisions of the Indenture in the event that any Insurance Proceeds or Awards with respect to the Project or any portion thereof are not applied by the Borrower to a Restoration. Any such Insurance Proceeds or Awards shall be deposited in the Bond Fund, and shall be used to prepay the Loan and redeem or prepay Series 2012 Bonds in accordance with Article IV of the Indenture in an aggregate principal amount equal to the amount of such deposit or the next lowest Authorized Denomination.

Section 7.3. Mandatory Redemption in Event of Determination of Taxability. If a Determination of Taxability shall occur, the Borrower shall deliver to the Trustee, upon the date required by the Trustee, moneys sufficient to pay in full the Series 2012A Bonds thereupon subject to redemption under the Indenture, including moneys sufficient to pay the Gross-up Amount to all Holders and former Holders of Series 2012A Bonds whether subject to such redemption or theretofore paid.

Section 7.4. Mandatory Redemption in Event of Occurrence of Certain Events. The Borrower shall prepay the Loan to the extent of any mandatory redemption of Series 2012A Bonds pursuant to Section 4.01(e) of the Indenture in connection with the application of certain excess moneys in the Project Fund. In each case, moneys transferred from the Project Fund to the Bond Fund and applied to the redemption of the Series 2012ABonds shall be credited to such prepayment of the Loan.

Section 7.5. Mandatory Redemption. The Borrower shall deliver to the Trustee moneys sufficient to redeem the Series 2012 Bonds in accordance with any mandatory redemption or principal prepayment provisions relating thereto as may be set forth in Section 4.01 of the Indenture.

Section 7.6. Actions by Issuer. At the request of the Borrower or the Trustee, the Issuer shall take all steps required of it under the applicable provisions of the Indenture or the Series

2012 Bonds to effect the redemption or prepayment of principal of all or a portion of the Series 2012 Bonds pursuant to this Article VII.

Section 7.7. Required Deposits for Optional Redemption. Unless the notice of redemption specifies that such notice of redemption is conditional upon there being deposited with the Trustee on or prior to the date of redemption sufficient moneys to effect such optional redemption, the Trustee shall not give notice of call pursuant to the optional redemption provisions of Article IV of the Indenture and Article VI hereof unless prior to the date by which the call notice is to be given there shall be deposited by the Borrower with the Trustee funds which, in addition to any other moneys available therefor and held by the Trustee, will be sufficient to redeem at the redemption price thereof, plus interest accrued to the redemption date, all of the redeemable Series 2012 Bonds for which notice of redemption is to be given.

(End of Article VII)

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES.

Section 8.1. Events of Default. Each of the following shall be an Event of Default:

(a)           The Borrower shall fail to pay any Loan Payment on the date on which that Loan Payment is due and payable and such failure is not cured within 5 days after notice thereof is given to the Borrower by the Trustee;

(b)           The Borrower shall fail to deliver to the Trustee, or cause to be delivered on its behalf, the moneys needed to redeem or prepay principal on any outstanding Series 2012 Bonds, together with any interest thereupon due, in the manner and upon the date requested in writing by the Trustee or otherwise as provided in Article VII of this Loan Agreement;

(c)           The Borrower shall fail to observe and perform any other agreement, term or condition contained in this Loan Agreement, and the continuation of such failure for a period of ninety (90) days after notice thereof shall have been given to the Borrower by the Trustee or the Issuer, or for such longer period as the Trustee may agree to in writing; provided, that if the failure is other than the payment of money and is of such nature that it can be corrected but not within the applicable period, that failure shall not constitute an Event of Default so long as the Borrower institutes curative action within the applicable period and diligently pursues that action to completion;

(d)           The Borrower shall: (i) admit in writing its inability to pay its debts generally as they become due; (ii) have an order for relief entered in any case commenced by or against it under the Federal bankruptcy laws, as now or hereafter in effect; (iii) commence a proceeding under any other Federal or state bankruptcy, insolvency, reorganization or similar law, or have such a proceeding commenced against it and either have an order of insolvency or reorganization entered against it or have the proceeding remain undismissed and unstayed for ninety (90) days; (iv) make an assignment for the benefit of creditors; or (v) have a receiver or trustee appointed for it or for the whole or any substantial part of its property; and

(e)           The occurrence or continuance of an “event of default” or “Event of Default” under the Mortgage, the Non-Arbitrage Certificate, the Land Use Restriction Agreement or the Indenture.

Notwithstanding the foregoing, if, by reason of Force Majeure, the Borrower is unable to perform or observe any agreement, term or condition hereof which would give rise to an Event of Default under subsection (c) hereof other than the payment of money or maintenance of insurance, the Borrower shall not be deemed in default during the continuance of such inability. However, the Borrower shall promptly give notice to the Trustee and the Issuer of the existence of an event of Force Majeure and shall use its best efforts to remove the effects thereof; provided that the settlement of strikes or other industrial disturbances shall be entirely within its discretion.

The term Force Majeure shall mean the following:

(i)            acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the State or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; civil disturbances; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornados; storms; droughts; floods; arrests; restraint of government and people; explosions; breakage, malfunction or accident to facilities, machinery, transmission pipes or canals; partial or entire failure of utilities; shortages of labor, materials, supplies or transportation; or

(ii)           any cause, circumstance or event not reasonably within the control of the Borrower and of a nature similar to those events described in (i) above.

The declaration of an Event of Default and the exercise of remedies upon any such declaration, shall be subject to any applicable limitations of Federal bankruptcy law affecting or precluding that declaration or exercise during the pendency of or immediately following any bankruptcy, liquidation or reorganization proceedings.

Section 8.2. Remedies on Default. Whenever an Event of Default shall have happened and be subsisting, any one or more of the following remedial steps may be taken:

(a)             If acceleration of the principal amount of the Series 2012 Bonds has been declared pursuant to Section 7.03 of the Indenture, the Trustee shall declare all Loan Payments to be immediately due and payable, whereupon the same shall become immediately due and payable;

(b)             The Issuer or the Trustee may have access to, inspect, examine and make copies of the books, records, accounts and financial data of the Borrower pertaining to the Project; or

(c)             The Issuer or the Trustee may pursue all other remedies now or hereafter existing at law or in equity to collect all amounts then due and thereafter to become due under this Loan Agreement or to force the performance and observance of any other obligation or agreement of the Borrower under those instruments.

Notwithstanding the foregoing, neither the Trustee nor the Issuer shall be obligated to take any step which in its opinion will or might cause it to expend time or money or otherwise incur liability unless and until a satisfactory indemnity bond or other acceptable security has been furnished to the Trustee or the Issuer, as the case may be, at no cost or expense to the Trustee or the Issuer. Any amounts collected as Loan Payments or applicable to Loan Payments and any other amounts which would be applicable to payment of Bond Service Charges collected pursuant to action taken under this Section shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture or, if the outstanding Series 2012 Bonds have been paid and discharged in accordance with the provisions of the Indenture, shall be paid as provided in Section 5.14 of the Indenture.

The provisions of this Section are subject to the further limitation that the rescission by the Trustee of its declaration that all of the Series 2012 Bonds are immediately due and payable also shall constitute an annulment of any corresponding declaration made pursuant to paragraph (a) of this Section and a waiver and rescission of the consequences of that declaration and of the

Event of Default with respect to which that declaration has been made, provided that no such waiver or rescission shall extend to or affect any subsequent or other default or impair any right consequent thereon.

Section 8.3. No Remedy Exclusive. No remedy conferred upon or reserved to the Issuer or the Trustee by this Loan Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under any of the Loan Documents, or now or hereafter existing at law, in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair that right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than any notice required by law or for which express provision is defined herein.

Section 8.4. Agreement to Pay Attorneys’ Fees and Expenses. If an Event of Default should occur and the Issuer or the Trustee should incur expenses, including attorneys’ fees, in connection with the enforcement of any of the Loan Documents, or the collection of sums due hereunder or thereunder, the Borrower shall reimburse the Issuer and the Trustee, as applicable, for the reasonable expenses so incurred upon demand. If any such expenses are not so reimbursed, the amount thereof, together with interest thereon from the date of demand for payment at the Interest Rate for Advances, to the extent permitted by law, shall constitute indebtedness secured by the Mortgage, and in any action brought to collect that indebtedness or to foreclose the Mortgage, the Trustee or the Issuer, as applicable, shall be entitled to seek the recovery of those expenses in such action except as limited by law or by judicial order or decision entered in such proceedings Any moneys recovered hereunder shall be applied first to the costs and expenses of the Issuer and the Trustee, before deposit in accordance with Section 8.2 hereof.

Section 8.5. No Waiver. No failure by the Issuer or the Trustee to insist upon the strict performance by the Borrower of any provision hereof shall constitute a waiver of their right to strict performance and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Borrower to observe or comply with any provision hereof.

Section 8.6. Notice of Default. The Borrower shall notify the Trustee immediately if it becomes aware of the occurrence of any Event of Default hereunder or of any fact, condition or event which, with the giving of notice or passage of time or both, would become an Event of Default.

(End of Article VIII)

ARTICLE IX

MISCELLANEOUS

Section 9.1. Term of Loan Agreement. This Loan Agreement shall be and remain in full force and effect from the Closing Date for the Series 2012 Bonds until such time as all of the Series 2012 Bonds shall have been fully paid (or provision made for such payment) pursuant to the Indenture and all other sums payable by the Borrower under the Loan Documents shall have been paid except for obligations of the Borrower under the Land Use Restriction Agreement and Sections 4.2 and 5.5 hereof, which shall survive any termination of this Loan Agreement.

Section 9.2. Amounts Remaining in Funds. Any amounts in the Bond Fund remaining unclaimed by the Holders of Series 2012 Bonds for four years after the due date thereof (whether at stated maturity, by redemption or pursuant to any mandatory sinking fund requirements or otherwise) shall be deemed to belong to and shall be paid, at the written request of theBorrower, to the Borrower by the Trustee as overpayment of Loan Payments. With respect to that principal of and any premium and interest on the Series 2012 Bonds to be paid from moneys paid to the Borrower pursuant to the preceding sentence, the Holders of the Series 2012 Bonds entitled to those moneys shall look solely to the Borrower for the payment of those moneys. Any amounts remaining in any funds or accounts created under the Indenture after all of the outstanding Series 2012 Bonds shall be deemed to have been paid and discharged under the provisions of the Indenture and all other amounts required to be paid under the Loan Documents and the Indenture have been paid, shall be applied by the Trustee as provided in Section 5.14 of the Indenture.

Section 9.3. Notices. All notices, certificates, requests or other communications hereunder shall be in writing and shall be deemed to be sufficiently given when mailed by registered or certified mail, postage prepaid, and addressed to the appropriate Notice Address. A duplicate copy of each notice, certificate, request or other communication given hereunder to the Issuer, the Borrower, or the Trustee shall also be given to the others and shall be given by the Trustee to any Holder of not less than 10% in aggregate principal amount of Series 2012 Bonds who has provided to the Trustee a written request to receive such notice and an address to which such notice is to be sent. The Borrower, the Issuer, and the Trustee, by notice given hereunder, may designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

Section 9.4. Extent of Covenants of the Issuer; No Personal Liability. All covenants, obligations and agreements of the Issuer contained in the Issuer Documents shall be effective to the extent authorized and permitted by applicable law; provided that recourse against the Issuer for any liability of the Issuer with respect to any such covenant, obligation or agreement shall be limited solely to the Revenues. No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any present or future member, officer, agent or employee of the Issuer nor any official executing the Series 2012 Bonds shall be liable personally on the Series 2012 Bonds or be subject to any personal liability or accountability by reason of the issuance thereof or by reason of the covenants, obligations or agreements of the Issuer contained in the Issuer Documents.

Section 9.5. Binding Effect. This Loan Agreement shall inure to the benefit of and shall be binding in accordance with its terms upon the Issuer, the Borrower and their respective permitted successors and assigns provided that this Loan Agreement may not be assigned by the Borrower (except in connection with a sale or transfer of assets) and may not be assigned by the Issuer except to the Trustee pursuant to the Indenture or as otherwise may be necessary to enforce or secure payment of Bond Service Charges.

Section 9.6. Amendments and Supplements. Except as otherwise expressly provide in this Loan Agreement or the Indenture, subsequent to the issuance of the Series 2012 Bonds and prior to all conditions provided for in the Indenture for release of the Indenture having been met, this Loan Agreement may not be effectively amended, changed, modified, altered or terminated except in accordance with the provisions of Article XI of the Indenture, as applicable.

Section 9.7. Severability. If any provision of this Loan Agreement, or any covenant, obligation or agreement contained herein is determined by a court to be invalid or unenforceable, the determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

Section 9.8. Governing Law. This Loan Agreement shall be deemed to be a contract made under the laws of the State and for all purposes shall be governed by and construed in accordance with the laws of the State.

Section 9.9. Issuer’s January 31st Requirement. The Borrower shall furnish or cause to be furnished to the Issuer by January 31 of each year following any year during which Series 2012 Bonds are outstanding, the principal amount of the Series 2012 Bonds outstanding on December 31 of the previous year and any other information requested by the Issuer to comply with its financial reporting and disclosure requirements.

(End of Article IX)

ARTICLE X

OPTIONS IN FAVOR OF BORROWER

Section10.01.         Option to Prepay and Redeem Series 2012 Bonds at Optional Redemption Dates. The Borrower shall also have the option to prepay amounts due under this Loan Agreement in such manner and amounts as will enable the Issuer to redeem the Series 2012 Bonds prior to maturity on or after May 1, 2013, as provided in Section 4.01(c) of the Indenture.  The amount payable by the  Borrower in the event of its exercise of the option granted under this Section shall be (i), in the case of partial redemption, the amount necessary to pay principal, all interest to accrue to the redemption date, the applicable redemption premium, as provided in Section 4.01(c) of the Indenture, and any redemption expense, and (ii) in the case of a total redemption, the amounts set forth in Article IV of the Indenture and the applicable redemption premium, as provided in Section 4.01(c)  of the Indenture.

Section10.02.         Option to Prepay and Redeem the Series 2012A Bonds upon Determination of Taxability. The Borrower shall also have the option to prepay amounts due under this Loan Agreement in such manner and amount as will enable the Issuer to redeem the Series 2012A Bonds prior to maturity, in whole and not in part, upon the occurrence of a Determination of Taxability as provided in Section 40.1(b) of the Indenture.  Series 2012A Bonds redeemed pursuant to this Section shall be redeemed in accordance with the procedure set forth in Article IV of the Indenture. The amount payable by the Borrower in the event of its exercise of the option granted under this Section shall be the amount necessary to pay all amounts required by Section 4.01(b) of the Indenture.

IN WITNESS WHEREOF, the Issuer and the Borrower have caused this Loan Agreement to be duly executed in their respective names, all as of the date hereinbefore written.

THE CITY OF SPRINGFIELD, OHIO

By:	/s/ [Illegible]
Mayor

And by:	/s/ [Illegible]
Director of Finance

EAGLEWOOD PROPERTY HOLDINGS, LLC

/s/ Christopher F. Brogdon
Manager